EXHIBIT 5.1

Opinion of Holland & Knight LLP regarding legality of the Common Stock

100 North Tampa Street, Suite 4100 | Tampa, Florida 33602 | T 813.227.8500 | F 813.229.0134

Holland & Knight LLP | www.hklaw.com

May 7, 2021

Surgalign Holdings, Inc.

520 Lake Cook Road

Suite 315

Deerfield, Illinois 60015

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement (the “Registration Statement”) on Form S-8 filed today by Surgalign Holdings, Inc. (the “Company”) with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), an aggregate of 5,000,000 shares (the “Shares”) of the authorized common stock, par value $0.001 per share, of the Company being offered to certain employees, consultants, officers and directors of the Company pursuant to the Surgalign Holdings, Inc. Employee Stock Purchase Plan (the “Plan”).

In rendering the opinion set forth below, we have acted as counsel for the Company and have examined originals, or copies certified to our satisfaction, of: (i) the Registration Statement; (ii) the Articles of Incorporation of the Company, as amended to date and currently in effect; (iii) the Bylaws of the Company, as amended to date and currently in effect; (iv) the Plan; (v) certain resolutions of the Board of Directors of the Company in connection with the Registration Statement; and (vi) certain resolutions adopted in connection with the Company’s annual meeting of shareholders. We also examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.

In such examination, we have assumed, without inquiry or other investigation: (i) the authenticity and completeness of all documents submitted to us as original documents; (ii) the genuineness of all signatures; (iii) the conformity to the authentic originals of all documents submitted to us as copies; (iv) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates of public officials and representatives of the Company that we have reviewed as to certain factual matters material to this opinion; (v) that there has been no undisclosed waiver of any right, remedy or provision contained in any such documents; (vi) that each certificate or copy of a public record furnished by public officials is authentic, accurate and complete; and (vii) that each transaction complies with all tests of good faith, fairness and conscionability required by law.

Based upon the foregoing, and having regard for legal considerations that we deem relevant, it is our opinion that subsequent to the Registration Statement becoming effective under the Act, the Shares, when issued and paid for in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion speaks only as of its date. We undertake no obligation to advise the addressees (or any other third party) of changes in law or fact that occur after the date of this opinion, even though the change may affect the legal analysis, a legal conclusion or an informational confirmation in this opinion.

We express no opinion herein as to matters involving the laws of any jurisdiction other than the General Corporation Law of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ HOLLAND & KNIGHT LLP